UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): May 26, 2006
EMMIS COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its charter)
INDIANA
(State of incorporation or organization)
0-23264
(Commission file number)
35-1542018
(I.R.S. Employer
Identification No.)
ONE EMMIS PLAZA
40 MONUMENT CIRCLE
SUITE 700
INDIANAPOLIS, INDIANA 46204
(Address of principal executive offices)
(317) 266-0100
(Registrant’s Telephone Number,
Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.
     On May 26, 2006, the Compensation Committee of our Board of Directors adopted a new bonus plan for the fiscal year ending February 28, 2007. The Committee established a corporate incentive plan for the fiscal year which will measure for each executive officer a target bonus and a performance goal so that an executive officer’s target bonus will be based on specified station operating income goals and the remainder will be based on individual performance (subject to a threshold station operating income level that must be met for any bonuses to be awarded). A percentage of the target bonus will then be earned depending upon the extent to which the applicable division of the company meets or exceeds the specified operating income targets and depending upon the Committee’s assessment of the performance of the executive during the year. At the end of the fiscal year, the Company will determine what percent of its domestic radio station operating income target, its publishing operating income target, its international radio station operating income target, and of its total Company station operating income target were achieved. Based on these results, the Committee will make the actual bonus awards. Bonuses will be awarded in cash, stock or both in a proportion to be determined by the Committee.
     On May 31, 2006, we amended the employment agreement of Paul W. Fiddick, who serves as President – International Division. The term of Mr. Fiddick’s employment is extended for a period of three (3) years from March 1, 2006 to and including February 28, 2009. Mr. Fiddick’s annual base compensation is increased as follows: as of March 1, 2006: $340,000; as of March 1, 2007: $350,000; as of March 1, 2008: $360,000. We are entitled to pay up to 10% of Mr. Fiddick’s annual base compensation in the form of shares of our common stock. Mr. Fiddick’s annual incentive compensation target is increased as follows: as of March 1, 2006: $200,000; as of March 1, 2007: $205,000; as of March 1, 2008: $210,000. Mr. Fiddick’s annual incentive compensation is payable in cash or shares of our common stock at our option and is based upon achievement of certain performance goals to be determined each year by our Compensation Committee. As of March 1, 2006, Mr. Fiddick will receive an annual grant of an option to acquire 15,000 shares of our common stock and an annual grant of 4,500 shares of restricted stock. Mr. Fiddick is also entitled to receive a completion bonus of up to 20,000 shares of our common stock upon the expiration of the agreement. Mr. Fiddick retains the right to participate in all of our employee benefit plans for which he is otherwise eligible. The agreement remains subject to termination by our board of directors for cause (as defined in the agreement) upon written notice and by Mr. Fiddick upon good reason (as defined in the agreement). Mr. Fiddick continues to be entitled to certain termination benefits upon disability or death, and certain severance benefits.
     On May 31, 2006, we amended the employment agreement of Gary A. Thoe, who serves as President – Publishing Division. The term of Mr. Thoe’s employment is extended for a period of two (2) years from March 1, 2006 to and including February 29, 2008. As of March 1, 2006, Mr. Thoe’s annual base compensation is increased to $275,000, of which we may pay up to 10% in the form of shares of our common stock. Additionally, as of March 1, 2006, Mr. Thoe’s annual incentive compensation target is increased to $125,000 (payable in cash or shares of our common stock at our option) based upon achievement of certain performance goals to be determined each year by our Compensation Committee. As of March 1, 2006, Mr. Thoe will receive the following equity incentive compensation: as of March 1, 2006: an option to acquire 7,500 shares of our common stock and a grant of 2,250 shares of restricted stock; as of March 1, 2007: an option to acquire 8,750 shares of our common stock and a grant of 3,375 shares of restricted stock. Mr. Thoe will continue to receive an automobile allowance and retains the right to participate in all of our employee benefit plans for which he is otherwise eligible. The agreement remains subject to termination by our board of directors for cause (as defined in the agreement) upon written notice. Mr. Thoe continues to be entitled to certain termination benefits upon disability or death.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
(c) Exhibits

EXHIBIT #	DESCRIPTION

10.1	Amendment to Employment Agreement for Paul W. Fiddick.
10.2	Amendment to Employment Agreement for Gary A. Thoe.

Signatures.
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMMIS COMMUNICATIONS CORPORATION
Date: June 1, 2006	By:	/s/ J. Scott Enright
J. Scott Enright, Senior Vice President,
Associate General Counsel and Secretary

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